As filed with the Securities and Exchange Commission on May 19, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOVER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	53-0257888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 Park Avenue, New York, New York 10017
(Address of Principal Executive offices, including Zip Code)

DOVER CORPORATION
2005 EQUITY AND CASH INCENTIVE PLAN

(Full Title of the Plan)

Joseph W. Schmidt, Esq.
Vice President, General Counsel and Secretary
Dover Corporation
280 Park Avenue, New York, New York 10017
(212) 922-1640
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum	Amount of
securities to	to be	offering price	aggregate	registration
be registered	registered (1)	per share	offering price (2)	fee

Common Stock	20,000,000	$36.55	$731,000,000	$86,039

(1) Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2005 Equity and Cash Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on May 13, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, descriptions and reports filed with the Securities and Exchange Commission by Dover Corporation are incorporated by reference into this registration statement:

(a)	Dover’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	Dover’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c)	Dover’s current reports on Form 8-K filed on February 16, 2005 and April 5, 2005; and

(d)	The description of Dover’s Common Stock contained in Dover’s registration statement filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents and other reports Dover files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, will be automatically incorporated by reference as of and from the date of filing; provided, however, that Dover is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded will only be deemed to be a part of this registration statement as so modified or superseded.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     As of May 9, 2005, Joseph W. Schmidt, Dover’s Vice President, General Counsel and Secretary, owned 9,000 shares of Dover common stock and had unvested options to acquire 133,860 additional shares of Dover common stock. Mr. Schmidt will be eligible for awards of restricted stock and additional awards of options to purchase common stock under the 2005 Equity and Cash Incentive Plan.

Item 6. Indemnification of Directors and Officers

     Dover is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the company or is or was serving, at the request of the company, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The statute describes in detail the right of the company to indemnify any such person. Article XII of Dover’s by-laws provides for indemnification of Dover’s directors, officers, employees and agents for expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement with respect to threatened, pending or completed actions, suits or proceedings to the full extent permitted under the laws of the state of Delaware. Article SEVENTEENTH of Dover’s restated certificate of incorporation, as amended, eliminates the liability of directors to the fullest extent permitted under the above-referenced Delaware statute.

     Dover has in effect a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they will become legally obligated to pay.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8.   Exhibits

5.1	Opinion of Joseph W. Schmidt, Vice President, General Counsel and Secretary of Dover.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page).

Item 9. Undertakings

     Dover hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Dover pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Dover hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Dover’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Dover pursuant to the foregoing provisions, or otherwise, Dover has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dover of expenses incurred or paid by a director, officer or controlling person of Dover in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dover will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2005.

DOVER CORPORATION
By:	/s/ Ronald L. Hoffman
Ronald L. Hoffman, President
and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ronald L. Hoffman and Joseph W. Schmidt, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments thereto (including without limitation any post-effective amendments thereto), and all related documents and instruments, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald L. Hoffman	Chief Executive Officer, President & Director (Principal Executive Officer)	May 19, 2005
Ronald L. Hoffman

/s/ Robert G. Kuhbach	Vice President, Finance, Chief Financial Officer and Treasuer (Principal Financial Officer)	May 19, 2005
Robert G. Kuhbach

/s/ Raymond T. McKay, Jr.	Vice President, Controller (Principal Accounting Officer)	May 19, 2005
Raymond T. McKay, Jr.

/s/ Thomas L. Reece	Chairman, Board of Directors	May 19, 2005
Thomas L. Reece

/s/ David H. Benson	Director	May 19, 2005
David H. Benson

Signature	Title	Date
/s/ Robert W. Cremin	Director	May 19, 2005
Robert W. Cremin

/s/ Jean-Pierre M. Ergas	Director	May 19, 2005
Jean-Pierre M. Ergas

/s/ Kristiane C. Graham	Director	May 19, 2005
Kristiane C. Graham

/s/ James L. Koley	Director	May 19, 2005
James L. Koley

/s/ Richard K. Lochridge	Director	May 19, 2005
Richard K. Lochridge

/s/ Bernard G. Rethore	Director	May 19, 2005
Bernard G. Rethore

/s/ Michael B. Stubbs	Director	May 19, 2005
Michael B. Stubbs

/s/ Mary A. Winston	Director	May 19, 2005
Mary A. Winston

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
5.1	Opinion of Joseph W. Schmidt, Vice President, General Counsel and Secretary of Dover.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page).